Exhibit 99.4

Horizon Pharma Public Limited Company

Incentive Compensation Recoupment Policy

1.    This Incentive Compensation Recoupment Policy (the “Recoupment Policy”) sets forth the conditions under which Horizon Pharma Public Limited Company (the “Company”) will seek reimbursement with respect to excess cash or equity incentive compensation paid or awarded to, and to recover net profits realized from, the sale, vesting or exercise of shares of the Company’s ordinary shares by current and former Executive Officers of the Company. For purposes of this Recoupment Policy, “Executive Officers” means those individuals designated by the Company’s Board of Directors (the “Board”) as Executive Officers for purposes of Section 16 of the U.S. Securities Exchange Act of 1934 and such other senior executives as may be determined by the Compensation Committee of the Board to be subject to this Recoupment Policy.

2.    In each instance where both of the following factors exist, the Company will seek to recover from each Executive Officer of the Company the full or partial portion of any cash or equity-based incentive compensation paid to or received by such officer during the three-year period preceding the date on which the Company was required to prepare an accounting restatement that is greater than the amount that would have been paid or received had the financial results been properly reported:

(a)    the incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results, as reported in a Form 10-Q, Form 10-K or other report filed with the Securities and Exchange Commission that were subsequently the subject of a restatement to correct an accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards); and

(b)    a lower payment or award would have been made to such Executive Officer (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results.

3.    Other Applicable Provisions.

(a)    The Company may, to the extent permitted by applicable law, enforce part or all of an Executive Officer’s repayment obligation under this Recoupment Policy by reducing any amounts that may be owing from time-to-time by the Company or any of its subsidiaries to such Executive Officer, whether as wages, severance, prior or future payments of incentive compensation, cancellation of outstanding equity awards, vacation pay or in the form of any other benefit or for any other reason. In addition, to the extent permitted by applicable law, this Recoupment Policy may be enforced by requiring the Executive Officer to directly repay the amount owing pursuant to this Recoupment Policy.

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(b)    The Compensation Committee of the Board (or a designated committee comprised exclusively of independent directors) shall have full and final authority to make the determination set forth under this Recoupment Policy.

(c)    This Recoupment Policy shall be effective as of January 5, 2018 (the “Effective Date”) and shall apply to cash and equity-based incentive compensation that is approved, granted or awarded on or after that date. From and after the Effective Date, each award agreement or other document setting forth the terms and conditions of any incentive compensation shall include a provision incorporating the requirements of this Recoupment Policy.

(d)    The repayment of incentive compensation under this Recoupment Policy is in addition to any other right or remedy available to the Company. If any provision of this Policy or the application of any such provision to any Executive Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

(e)    This Recoupment Policy shall not apply to any current or former Executive Officers subsequent to Change in Control (as defined below) of the Company where the Executive Officer was not employed by the entity responsible for the restatement during the period covered by the restatement.

(f)    This Recoupment Policy is separate from and in addition to requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

(g)    No recovery of compensation this Recoupment Policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company or any Affiliate (as defined below).

(h)    This Recoupment Policy is subject to any current or future actions imposed by law enforcement agencies, regulators or other authorities.

4.    Definitions

(a)    Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(b)    “Change in Control” means any of the following events (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company or (iii) a change in the ownership of a substantial portion of the Company’s assets as specified below. For such purposes, a change in ownership of the Company occurs on the date on which any one person or more than one person acting as a group acquires

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ownership of shares of the Company that, together with shares held by such person or group constitutes more than 50% of the total fair market value or total voting power of the shares of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person or more than one person acting as a group acquires during any 12-month period ownership of shares of the Company possessing 50% or more of the total voting power of the shares of the Company or (ii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

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